Exhibit 99.1

GT Advanced Technologies Inc. Announces Fourth Quarter and Fiscal Year 2012 Results

Strong Sapphire Performance Drives Record-level Quarterly and Annual Revenue and EPS on GAAP and Non-GAAP Basis

  Q4 revenue of $353.9M, FY12 revenue of $955.7M
  Sapphire revenue of $168.6M in Q4, $216.9M for FY12
  EPS of $0.65 for Q4, $1.45 for FY12
  Non-GAAP EPS of $0.69 for Q4, $1.65 for FY12

NASHUA, N.H.--(BUSINESS WIRE)--May 16, 2012--GT Advanced Technologies Inc. (NASDAQ: GTAT) today reported results for its fourth quarter and fiscal year 2012, which ended March 31, 2012. The company has indicated that it is now also reporting non-GAAP financial measures in its results. An explanation of the non-GAAP measures presented and the reconciliation to the most comparable GAAP measure are included in the appendix to this earnings release.

Revenue for the fourth quarter of fiscal 2012 totaled $353.9 million, compared to $153.0 million in the third quarter of fiscal 2012 and $271.6 million in the fourth quarter of fiscal 2011. Revenue by business segment for the fourth quarter of fiscal 2012 was $153.9 million in polysilicon, $31.4 million in photovoltaic (PV), and $168.6 million in the sapphire segment, which was primarily ASF™ equipment revenue.

Revenue for fiscal 2012 was $955.7 million compared to $899.0 million of revenue for fiscal 2011. Revenue by business segment for fiscal 2012 was $363.3 million in polysilicon, $375.5 million in photovoltaic (PV), and $216.9 million in the sapphire segment, which was primarily ASF™ equipment revenue.

Gross profit for the fourth quarter of fiscal 2012 totaled $152.3 million, or 43.0 percent of revenue, compared to $66.0 million, or 43.1 percent of revenue in the third quarter of fiscal 2012 and $116.9 million, or 43.0 percent of revenue for the fourth quarter of fiscal 2011.

Gross profit for fiscal 2012 was $426.8 million or 44.7 percent of revenue, compared to $378.0 million or 42.0 percent of revenue for fiscal 2011.

Operating margin for the fourth quarter of fiscal 2012 was 32.8 percent of revenue, compared to 20.7 percent of revenue in the third quarter of fiscal 2012 and 30.5 percent of revenue in the fourth quarter of fiscal 2011.

Operating margin for fiscal 2012 was 29.3 percent of revenue, compared to 30.4 percent of revenue for fiscal 2011.

In the fourth quarter of fiscal 2012, the company had net income of $79.1 million, compared to $15.3 million in the third quarter of fiscal 2012 and $51.9 million for the fourth quarter of fiscal 2011.

Non-GAAP net income was $83.9 in the fourth quarter of fiscal 2012, compared to $24.2 million in the third quarter of fiscal 2012 and $53.9 million for the fourth quarter of fiscal 2011.

For fiscal 2012, net income was $183.4 million compared to $174.8 million for fiscal 2011. Non-GAAP net income was $207.5 million in fiscal 2012 and $182.7 million in fiscal 2011.

Earnings per share on a fully-diluted basis was $0.65 in the fourth quarter of fiscal 2012, compared to $0.12 for the third quarter of fiscal 2012 and $0.41 for the fourth quarter of fiscal 2011.

Non-GAAP earnings per share on a fully-diluted basis was $0.69 in the fourth quarter of fiscal 2012, compared to $0.19 for the third quarter of fiscal 2012 and $0.42 for the fourth quarter of fiscal 2011.

Earnings per share on a fully-diluted basis was $1.45 for the fiscal 2012, compared to $1.24 for fiscal 2011.

Non-GAAP earnings per share on a fully-diluted basis was $1.65 for the fiscal 2012 compared to $1.30 for fiscal 2011.

At the end of the fourth quarter of fiscal 2012, cash and cash equivalents was $350.9 million and the company had $75 million of debt. Cash, cash equivalents and restricted cash at the end of the third quarter of fiscal 2012 was $303.1 million, which included $96.2 million of restricted cash and zero debt.

As of March 31, 2012, the company’s backlog was $1.8 billion. This included approximately $879.7 million in the polysilicon segment, $138.7 million in the PV segment and $760.9 million in the sapphire segment. Included in the total backlog was approximately $196.2 million of deferred revenue.

New orders for the fourth quarter were $34.6 million and include $4.2 million of polysilicon orders, $6.9 million of PV orders and $23.5 million in sapphire orders. The company had $71.1 million of negative adjustments to backlog primarily from its solar-related businesses.

Management Commentary

“We are pleased with our performance in the March quarter, which was a record quarter spurred by strong sapphire equipment revenue and which capped a record year for GT at both the top and bottom lines,” said Tom Gutierrez, president and chief executive officer. “Our fiscal 2012 results demonstrate the resilience of our flexible operating model, and our ability to deliver growth, profits, stability and predictability even through challenging times.

“The sapphire business results highlight our success in diversifying the company, a key strategic priority. In less than a year, our sapphire team has successfully shipped, installed, and commissioned a significant number of ASF units for seven of our ASF customers. Three of those customers—Fuyuan, HTOT and OCI—ranked among the company’s top five revenue customers in the fourth quarter. In fiscal 2012 nearly 25 percent of our revenue and more than 50 percent of our annual net bookings came from outside the solar industry.

“While our PV equipment business continues to reflect the effects of a worldwide segment slowdown, our polysilicon business set revenue and bookings records in fiscal 2012. Meanwhile, in each of our businesses we continued to invest in next generation technologies and products to enable our customers to increase their efficiencies and lower their costs while solidifying GT’s market share leadership in the years ahead.

“Our fiscal year ending backlog of approximately $1.8 billion remains well above the normalized level required to sustain our business. We believe that our backlog provides a solid foundation for our business through the balance of calendar 12 and well into CY13.”

New Fiscal Reporting Cycle

On April 16, 2012, the company’s Board of Directors approved a change to the company’s fiscal year-end to December 31 from the Saturday closest to March 31st. As a result, the company will report a nine-month transitional period consisting of the period from April 1, 2012 to December 31, 2012, and 2013 fiscal year will begin on January 1, 2013 and end on December 31, 2013.

Business Outlook

As a result of the change in the fiscal year end date, the company will be providing annual guidance for calendar year 2012, to include March quarter actuals and guidance for the nine-month transition period ending December 31, 2012.

The company will provide details on its calendar 2012 guidance, and commentary on calendar 2013, during its live webcasted conference call tomorrow morning pre-market opening. See details below.

Investor Financial Summary Document

A comprehensive summary of the company’s financial performance can be found on the Investor Relations section of its website in the “Featured Documents” section and the “Q4 FY12 Earnings Call” webcast page. To access: http://investor.gtsolar.com.

Conference Call, Webcast

Tomorrow morning, Thursday, May 17, 2012, at 8:00am ET the company will host a live conference call to discuss quarterly results and the company’s longer-term outlook with Tom Gutierrez, president and chief executive officer and Richard Gaynor, chief financial officer.

The call will be webcast live and can be accessed by logging on to the "Investors" section of GT Advanced Technologies’ website, http://investor.gtat.com/. No password is required to access the webcast. A slide presentation will accompany the call.

The live call can also be accessed by dialing 800 561.2731 for callers in the United States and Canada and 617 614.3528 for international callers. The telephone passcode is GTAT.

A replay of the call will be available through August 15, 2012. To access the replay, please go to http://investor.gtat.com/ and select the webcast replay link on the ‘Events and Presentations’ page. Or, please dial 888 286.8010 for callers in the United States and Canada, or 617 801.6888 for international callers. The telephone replay passcode is 42439473.

About GT Advanced Technologies Inc.

GT Advanced Technologies Inc. is a global provider of polysilicon production technology and sapphire and silicon crystalline growth systems and materials for the solar, LED and other specialty markets. The company's products and services allow its customers to optimize their manufacturing environments and lower their cost of ownership. For additional information about GT Advanced Technologies, please visit www.gtat.com.

GT Advanced Technologies Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)

	March 31,	April 2,
	2012	2011

Assets
Current assets:
Cash and cash equivalents	$350,903	$362,749
Restricted cash	-	-
Accounts receivable, net	65,676	87,134
Inventories	193,295	127,572
Deferred costs	91,740	125,805
Vendor advances	85,396	20,044
Deferred income taxes	13,857	62,539
Refundable income taxes	1,516	21,780
Prepaid expenses and other current assets	12,117	17,114
Total current assets	814,500	824,737

Property, plant and equipment, net	99,982	54,441
Other assets	20,306	9,930
Intangible assets, net	86,357	22,705
Deferred cost	9,293	129,301
Goodwill	102,152	85,178
Total assets	$1,132,590	$1,126,292

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$3,750	$18,750
Accounts payable	34,323	63,401
Accrued expenses	37,074	39,987
Contingent consideration	16,071	4,837
Customer deposits	334,098	144,429
Deferred revenue	165,149	247,495
Accrued income taxes	37,620	23,014
Total current liabilities	628,085	541,913

Long-term debt	71,250	101,563
Deferred income taxes	38,918	59,080
Deferred revenue	31,010	198,022
Contingent consideration	6,402	6,391
Other non-current liabilities	547	817
Accrued income taxes	24,824	16,566
Total liabilities	801,036	924,352

Commitments and contingencies
Stockholders’ equity:
Preferred stock, 10,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.01 par value; 500,000 shares authorized, 118,331 and 125,683 shares issued and outstanding as of March 31, 2012 and April 2, 2011, respectively	1,183	1,257
Additional paid-in capital	131,563	123,338
Accumulated other comprehensive loss	(187)	(2,852)
Retained earnings	198,995	80,197
Total stockholders' equity	331,554	201,940
Total liabilities and stockholders' equity	$1,132,590	$1,126,292

GT Advanced Technologies Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Fiscal Year Ended
	March 31,	April 2,	March 31,	April 2,
	2012	2011	2012	2011

Revenue	$353,890	$271,627	$955,705	$898,984
Cost of revenue	201,562	154,763	528,905	520,989
Gross profit	152,328	116,864	426,800	377,995
Operating expenses:
Research and development	15,248	7,977	49,872	23,753
Selling and marketing	2,707	6,274	19,763	19,792
General and administrative	15,697	18,903	68,575	56,648
Amortization of intangible assets	2,546	978	8,198	4,500
Total operating expenses	36,198	34,132	146,408	104,693
Income from operations	116,130	82,732	280,392	273,302
Other income (expense):
Interest income	17	113	468	603
Interest expense	(799)	(1,947)	(12,980)	(2,923)
Other, net	(52)	(292)	2,058	(384)
Income before income taxes	115,296	80,606	269,938	270,598
Provision for income taxes	36,223	28,712	86,541	95,843
Net income	$79,073	$51,894	$183,397	$174,755

Net income per share:
Basic	$0.66	$0.41	$1.48	$1.26
Diluted	$0.65	$0.41	$1.45	$1.24

Weighted-average number of shares used in per share calculations:
Basic	119,407	125,319	123,924	138,673
Diluted	120,738	127,881	126,051	140,902

Reconciliation of Non-GAAP Financial Measures

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measures and reconciling the non-GAAP financial metrics to the comparable GAAP measures.

GT Advanced Technologies Inc.
Reconciliation of GAAP to non-GAAP results
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Fiscal Year Ended
	March 31,	December 31,	April 2,	March 31,	April 2,
	2012	2011	2011	2012	2011

Non-GAAP Net Income

Net income	$79,073	$15,340	$51,894	$183,397	$174,755

Non-GAAP adjustments:

Amortization of acquired intangible assets	2,546	2,822	978	8,198	4,500
Stock-based compensation	4,171	3,660	2,562	14,727	8,224
Third party acquisition related expenses	223	240	114	3,683	899
Non-cash portion of interest expense	177	6,360	525	9,594	1,087
Income tax effect of non-GAAP adjustments (1)	(2,327)	(4,251)	(2,201)	(12,074)	(6,794)

Non-GAAP Net Income	$83,863	$24,171	$53,872	$207,525	$182,671

Non-GAAP earnings per diluted share ("Non-GAAP EPS")	$0.69	$0.19	$0.42	$1.65	$1.30

Diluted weighted average shares outstanding	120,738	124,946	127,881	126,051	140,902

(1) The Company utilized the with and without method to determine the income tax effect on non-GAAP adjustments.

Use of Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (GAAP), GT Advanced Technologies is providing additional financial metrics that are not prepared in accordance with GAAP (non-GAAP). We believe that the inclusion of these non-GAAP financial measures helps investors to gain a meaningful understanding of our past performance and future prospects, consistent with how management measures and forecasts company performance, especially when comparing such results to previous periods or forecasts. Our management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing our performance to prior periods and to the performance of our competitors. Management also uses these measures in its financial and operational decision-making.

We define "non-GAAP net income" as GAAP net income excluding share-based compensation expense, amortization of acquired intangible assets, acquisition and acquisition related expenses, and the non-cash portion of interest expense. We consider non-GAAP net income to be an important indicator of our operational strength and performance of our business because it eliminates the effects of events that are not part of the Company's core operations.

We define "non-GAAP earnings per share on a fully-diluted basis" as our non-GAAP net income divided by our weighted average shares outstanding on a fully-diluted basis.

Forward-Looking Statements

Some of the information in this press release relate to future expectations, plans and prospects for our business and industry that constitute “forward-looking statements” for the purposes of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, all statements under the caption “Business Outlook,” the company’s estimates for future periods (including for calendar year 2012) with respect to revenue, gross margin, annual tax rate, earnings per share, adjusted non-GAAP fully diluted earnings per share, weighted average diluted shares outstanding, research and development spending and other financial information relating to our operations, our future success in diversifying the business of the company, such diversification being a key strategic priority, our future investment in next generation technologies and products, that such next generation technologies and products will enable our customers to increase their efficiencies, and lower their costs while solidifying GT’s market share leadership in the years ahead, our fiscal year ending March 31, 2012 backlog of approximately $1.8 billion remains well above the normalized level required to sustain our business in the future, our backlog provides a solid foundation for our business through the balance of calendar 12 and well into CY13. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside the company’s control, which could cause actual events to differ materially from those expressed or implied by the statements. These factors may include the possibility that the company is unable to recognize revenue on contracts in its order backlog. Although the company’s backlog is based on signed purchase orders or other written contractual commitments in effect as of the end of our fiscal year ended March 31, 2012, we cannot guarantee that our bookings or order backlog will result in actual revenue in the originally anticipated period or at all, which could reduce our revenue, profitability and liquidity. Other factors that may cause actual events to differ materially from those expressed or implied by our forward-looking statements include the impact of general economic conditions and the tightening credit market for having an adverse impact on demand for our products, the possibility that changes in government incentives may reduce demand for solar products, which would, in turn, reduce demand for our equipment, technological changes could render existing products or technologies obsolete, the company may be unable to protect its intellectual property rights, competition from other manufacturers may increase, exchange rate fluctuations and conditions in the credit markets and economy may reduce demand for the company’s products and various other risks as outlined in GT Advanced Technologies Inc.’s filings with the Securities and Exchange Commission, including the statements under the heading “Risk Factors” in the company’s quarterly report on Form 10-Q for the fiscal 2012 third quarter filed on February 7, 2012. Statements in this press release should be evaluated in light of these important factors. The statements in this press release represent GT Advanced Technologies Inc.’s expectations and beliefs as of the date of this press release. GT Advanced Technologies Inc. anticipates that subsequent events and developments may cause these expectations and beliefs to change. GT Advanced Technologies Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT:
GT Advanced Technologies Inc.
Media
Jeff Nestel-Patt, 603-204-2883
jeff.nestelpatt@gtat.com
or
Investors/Analysts
Ryan Blair, 603-681-3869
ryan.blair@gtat.com